                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                     (Amendment No. 1 to Final Amendment )

                               Intellicall, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   45815C103
                                 (CUSIP Number)

                          Nomura Holding America Inc.
                      2 World Financial Center, Building B
                         New York, New York 10281-1198
                              Attn:  Howard Gellis
                                 (212) 667-1893
                 (Name, Address and Telephone Number of Persons
               Authorized to Receive Notices and Communications)

                               February 24, 1997
                         (Date of Event which Requires
                           Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                        (Continued on following page(s))

                               Page 1 of 3 Pages
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CUSIP No. 45815C103                     13D


        This is Amendment No. 1 to Final Amendment to Schedule 13D, filed on February 25, 1997.


Items 1-6.        No change.

Item 7.           Item 7 is hereby amended to insert another exhibit as follows:

                  "B.  Power of Attorney."


        In addition, the signature block on the signature page is hereby amended by deleting the words "Managing Director" and inserting in place thereof the words "Attorney-in-Fact."

                               Page 2 of 3 Pages

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CUSIP No. 45815C103                   13D


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 26, 1997


                              NOMURA HOLDING AMERICA INC.


                              By:s/ Howard Gellis
                                 -------------------------
                                Name: Howard Gellis
                                Title: Attorney-in-Fact




                               Page 3 of 3 Pages